Exhibit 23.3

Date: October 17, 2024

To: MDJM LID

Dear Mesdames/Sirs,

We consent to the references to our firm under the mentions of “PRC Counsel” in connection with the registration statement of MDJM LTD (the “Company”) on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on the date thereof under the Securities Exchange Act of 1934, as amended. We also consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the U.S. Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Juxiang Qin
Juxiang Qin

Attorney at Law

Beijing ANLI (Tianjin) Partners